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Exhibit 99.1

For Immediate Release

ABBOTT REPORTS 9.5 PERCENT SALES INCREASE
IN THE SECOND QUARTER

—Robust U.S. Pharmaceutical Sales Drive Growth—

        ABBOTT PARK, Ill., July 10, 2003—Abbott Laboratories today announced financial results for the second quarter ended June 30, 2003.

  •
  Worldwide sales were $4.724 billion, up 9.5 percent from $4.315 billion in the second quarter of 2002. Total sales were favorably impacted 3.7 percent due to the effect of exchange rates.

  •
  Excluding one-time charges in 2002 and 2003, Abbott's second-quarter net income increased 6.3 percent to $820 million and diluted earnings per share increased 6.1 percent to $0.52—meeting the First Call analyst consensus estimate and within the company's previous guidance of $0.51 to $0.53, excluding one-time charges.

  •
  Net income and diluted earnings per share under Generally Accepted Accounting Principles (GAAP) decreased 58 percent to $247 million and $0.16, respectively, due to one-time charges. For an explanation of one-time charges, see the attached Q&A on second-quarter results.

  •
  U.S. pharmaceutical sales grew 26.8 percent in the quarter, driven by strong double-digit growth of Depakote®, Flomax®, TriCor®, Biaxin®, Kaletra® and Omnicef ®.

  •
  Worldwide HUMIRA™ sales totaled $57 million, with $54 million in the United States and $3 million in international sales from patient named basis (PNB) programs. As a result of continued strong prescription growth trends in the United States for HUMIRA, during the quarter Abbott raised its 2003 worldwide sales forecast for the drug from more than $200 million to more than $250 million.

        "Our pharmaceutical business has been a top investment priority during the past few years, and we are extremely pleased with its very strong growth," said Miles D. White, chairman and chief executive officer. "We continue to project strong performance in pharmaceuticals, and we remain encouraged by the successful launch of HUMIRA. In Medical Products, we still have more work to do, and we have undertaken a number of initiatives to improve the performance of this group's businesses."

        The following is a summary of second-quarter 2003 sales for each of Abbott's major operating divisions and its 50-percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary—
Quarter Ended 6/30/03

	2Q03 ($ millions)	Percent Change vs. 2Q02	Impact of Exchange on Percent Change
Total Sales	$4,724	9.5	3.7
U.S. Pharmaceutical Sales	$1,264	26.8	—
TAP Pharmaceutical Products Sales* (not consolidated in Abbott's sales)	$996	(3.6)	—
U.S. Hospital Products Sales	$748	(1.8)	—
International Sales	$1,400	12.7	8.4
International Pharmaceuticals	$841	14.9	10.5
International Hospital Products	$226	13.1	8.3
International Nutritionals	$333	7.2	3.4
Ross Products (U.S.) Sales	$478	(7.1)	—
Worldwide Diagnostics Sales	$756	2.9	7.3
U.S. Diagnostics	$258	(12.8)	—
International Diagnostics	$498	13.4	12.2

Note:    See complete "Consolidated Statement of Earnings" for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott's joint venture with Takeda Chemical Industries, Ltd., of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott's net sales, Abbott's portion of TAP's net income is included in a separate income line on the "Consolidated Statement of Earnings."

        The following is a summary of sales for first-half 2003 for each of Abbott's major operating divisions and its 50-percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary—
First-Half Ended 6/30/03

	1H03 ($ millions)	Percent Change vs. 1H02	Impact of Exchange on Percent Change
Total Sales	$9,304	9.4	3.3
U.S. Pharmaceutical Sales	$2,339	20.1	—
TAP Pharmaceutical Products Sales* (not consolidated in Abbott's sales)	$2,007	3.1	—
U.S. Hospital Products Sales	$1,465	2.0	—
International Sales	$2,739	11.0	7.6
International Pharmaceuticals	$1,641	11.0	9.3
International Hospital Products	$419	10.9	6.9
International Nutritionals	$679	11.3	4.0
Ross Products (U.S.) Sales	$1,079	(1.3)	—
Worldwide Diagnostics Sales	$1,479	4.6	6.7
U.S. Diagnostics	$528	(11.5)	—
International Diagnostics	$951	16.3	11.5

Note:    See complete "Consolidated Statement of Earnings" for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott's joint venture with Takeda Chemical Industries, Ltd., of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott's net sales, Abbott's portion of TAP's net income is included in a separate income line on the "Consolidated Statement of Earnings."

Second-quarter results

        Total second-quarter sales in U.S. markets were $2.791 billion, up 7.2 percent from $2.603 billion in the second quarter of 2002. Total international sales, including direct exports from the United States, were $1.933 billion, a 12.9 percent increase from $1.712 billion recorded one year ago. International sales were favorably impacted 9.2 percent due to the effect of exchange rates.

First-half results

        Worldwide sales for the first-half 2003 were $9.304 billion, up 9.4 percent from $8.504 billion in 2002. Total sales were favorably impacted 3.3 percent due to the effect of exchange rates. Total first-half 2003 sales in U.S. markets were $5.555 billion, up 7.3 percent from $5.175 billion in first-half 2002. Total international sales, including direct exports from the United States, were $3.749 billion, a 12.6 percent increase from $3.329 billion recorded a year ago. International sales were favorably impacted 8.5 percent due to the effect of exchange rates.

Abbott maintains earnings-per-share guidance for full-year 2003 and issues earnings-per-share guidance for third-quarter 2003

        Abbott maintains earnings-per-share guidance, excluding one-time charges, of $2.20 to $2.25 for the full-year 2003. The full-year earnings guidance excludes a one-time charge recorded in the second quarter of $0.34 per share for the anticipated settlement of the Ross enteral nutrition investigation, as well as a charge of $0.03 per share related to in-process research and development and integration costs associated with the previously announced acquisitions of JOMED's coronary and peripheral interventional business and Spinal Concepts, of which $0.02 per share was recorded in the second quarter. In accordance with the recently issued SEC Regulation G, Abbott notes that, including these one-time charges, projected earnings-per-share under GAAP for 2003 would be $1.83 to $1.88.

        For the first time, Abbott is providing earnings-per-share guidance of $0.52 to $0.54 for the third-quarter 2003, excluding the remaining one-time charge of $0.01 per share associated with the second-quarter acquisitions noted above. Including this one-time charge, projected earnings-per-share under GAAP for the third-quarter 2003 would be $0.51 to $0.53.

        The following is a summary of second-quarter 2003 sales for selected products.

Quarter Ended 6/30/03

	U.S. ($ millions)	Percent Change vs. 2Q02	Rest of World ($ millions)	Percent Change vs. 2Q02
Pharmaceutical Products Group
Depakote	$216	18.7	$10	0.3
Flomax	$175	29.2	$8	52.7
Synthroid	$143	(4.5)	$9	2.7
TriCor	$132	54.0	—	—
Biaxin (clarithromycin)	$100	27.3	$167	14.0	(a)
Kaletra	$102	28.5	$99	74.1	(b)
Mobic	$74	22.0	—	—
Omnicef	$44	48.8	—	—
HUMIRA	$54	n/m	$3	n/m
Meridia/Reductil	$17	4.3	$49	2.4	(c)
Leuprolide	—	—	$46	2.0	(d)
Lansoprazole	—	—	$33	27.5	(e)
Medical Products Group
Pediatric Nutritionals	$246	(5.0)	$137	1.3
Adult Nutritionals	$186	(11.9)	$144	12.3	(f)
Ultane/Sevorane	$65	12.4	$109	23.9	(g)
MediSense Products	$50	(2.8)	$78	5.9	(h)
Vascular Pharma and Devices	$55	33.1	—	—
TAP Pharmaceutical Products
(not consolidated in Abbott's sales)
Prevacid	$797	(2.1)	—	—
Lupron	$199	(9.5)	—	—

(a)	Without the positive impact of exchange of 12.5 percent, clarithromycin sales increased 1.5 percent internationally.
(b)	Without the positive impact of exchange of 18.9 percent, Kaletra sales increased 55.2 percent internationally.
(c)	Without the positive impact of exchange of 6.4 percent, Reductil sales decreased 4.0 percent internationally.
(d)	Without the positive impact of exchange of 5.4 percent, leuprolide sales decreased 3.4 percent internationally.
(e)	Without the positive impact of exchange of 5.4 percent, lansoprazole sales increased 22.1 percent internationally.
(f)	Without the positive impact of exchange of 7.2 percent, adult nutritional sales increased 5.1 percent internationally.
(g)	Without the positive impact of exchange of 10.7 percent, Sevorane sales increased 13.2 percent internationally.
(h)	Without the positive impact of exchange of 12.2 percent, MediSense product sales decreased 6.3 percent internationally.
n/m = Percent change is not meaningful.

        The following is a summary of first-half 2003 sales for selected products.

First-Half Ended 6/30/03

	U.S. ($ millions)	Percent Change vs. 1H02	Rest of World ($ millions)	Percent Change vs. 1H02
Pharmaceutical Products Group
Depakote	$364	1.8	$19	4.8
Flomax	$316	29.1	$15	52.1
Synthroid	$251	(1.2)	$17	9.6
TriCor	$250	37.6	—	—
Biaxin (clarithromycin)	$218	5.6	$369	10.4	(a)
Kaletra	$181	29.6	$168	67.0	(b)
Mobic	$137	19.2	—	—
Omnicef	$95	37.2	—	—
HUMIRA	$78	n/m	$5	n/m
Meridia/Reductil	$31	(22.6)	$84	(14.6)	(c)
Leuprolide	—	—	$86	(2.4)
Lansoprazole	—	—	$60	24.2
Medical Products Group
Pediatric Nutritionals	$519	1.4	$252	1.0
Adult Nutritionals	$380	(10.2)	$276	11.7	(d)
Ultane/Sevorane	$118	21.7	$194	18.9	(e)
MediSense Products	$102	0.6	$154	11.1	(f)
Vascular Pharma and Devices	$114	33.8	—	—
TAP Pharmaceutical Products
(not consolidated in Abbott's sales)
Prevacid	$1,592	4.9	—	—
Lupron	$412	(3.9)	—	—

(a)	Without the positive impact of exchange of 12.0 percent, clarithromycin sales decreased 1.6 percent internationally.
(b)	Without the positive impact of exchange of 17.1 percent, Kaletra sales increased 49.9 percent internationally.
(c)	Without the positive impact of exchange of 4.8 percent, Reductil sales decreased 19.4 percent internationally.
(d)	Without the positive impact of exchange of 6.8 percent, adult nutritional sales increased 4.9 percent internationally.
(e)	Without the positive impact of exchange of 8.8 percent, Sevorane sales increased 10.1 percent internationally.
(f)	Without the positive impact of exchange of 12.0 percent, MediSense product sales decreased 0.9 percent internationally.
n/m = Percent change is not meaningful.

Business highlights

•
On May 22, the European Medicines Evaluation Agency granted a positive opinion for HUMIRA (adalimumab) for the treatment of adult rheumatoid arthritis. The European Commission is expected to issue an authorization for the marketing of HUMIRA in European Union countries by September.

•
Abbott presented new data from pivotal Phase III and ongoing clinical trials of HUMIRA at the European League Against Rheumatism (EULAR) annual scientific meeting in June. Key data indicated HUMIRA is effective in patients with both early disease (less than two years) and established disease (greater than two years), showing a trend toward higher efficacy in patients with early disease. This data showed that 41 percent of early disease patients achieved the American College of Rheumatology (ACR) 70 response. In addition, data was presented that showed sustained efficacy of HUMIRA out to four years.

•
Encouraging data were presented during June's American Society of Clinical Oncology (ASCO) meeting on ABT-510, Abbott's investigational angiogenesis inhibitor. The data indicated that ABT-510 can be administered at doses of 20 mg to 100 mg daily without dose-limiting toxicity. Data also showed evidence of tumor shrinkage and prolonged disease stabilization.

•
On May 29, Abbott held an R&D Update meeting for investors and financial analysts. During the meeting, the company showcased its promising pharmaceutical pipeline and discussed near- to mid-term opportunities in key franchise areas. The audio and slides from the meeting are available via Abbott's online archive at www.abbottinvestor.com.

•
During the quarter, the Ross Products Division announced the launch of Glucerna® Weight Loss Shakes, designed to help people with diabetes address weight management needs. In addition, Ross announced the launch of Alimentum® Advance® as the first Protein Hydrolysate Formula With Iron in the United States to be supplemented with DHA and ARA, two fatty acids found in breast milk that are important for brain and visual development.

•
On May 27, Abbott announced an asset purchase agreement for JOMED's coronary and peripheral interventional business line. Through the agreement, Abbott gains access to JOMED's strong international commercial infrastructure and the company's broad line of interventional cardiology and peripheral devices, which include stents, stent grafts, balloon devices, and guiding and diagnostic catheters. The addition of these products further builds upon Abbott Vascular Devices' product portfolio, which currently includes complementary products in the vessel closure, coronary stent and embolic protection segments. This acquisition closed on June 30, 2003.

•
On June 2, Abbott announced the acquisition of Spinal Concepts, a marketer of spinal fixation products used in the treatment of spinal disorders, diseases and injuries. This acquisition is consistent with Abbott's hospital products strategy to target high-acuity segments of the hospital market that offer significant growth opportunities. This acquisition closed on June 30, 2003.

Abbott declares quarterly dividend

        On June 20, 2003, the board of directors of Abbott declared the company's quarterly common dividend of 24.5 cents per share. The cash dividend is payable Aug. 15, 2003, to shareholders of record at the close of business on July 15, 2003. This marks the 318th consecutive dividend paid by Abbott since 1924.

        Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals, nutritionals and medical products, including devices and diagnostics. The company employs more than 70,000 people and markets its products in more than 130 countries.

        Abbott's news releases and other information are available on the company's Web site at www.abbott.com. Abbott will webcast its live second-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 9 a.m. Central time. An archived edition of the call will be available after 1 p.m. Central time.

Private Securities Litigation Reform Act of 1995—
A Caution Concerning Forward-Looking Statements

        Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed in Exhibit 99.1 of our 2002 Annual Report on Securities and Exchange Commission Form 10-K and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contact:	Financial Analyst Contacts:
Melissa Brotz (847) 935-3456	John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Christy Wistar (847) 938-4475

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
Second Quarter Ended June 30, 2003 and 2002
(unaudited)

	2003	2002	Percent Change
Net Sales	$4,723,635,000	$4,314,889,000	9.5
Cost of products sold	2,270,855,000	2,166,590,000	4.8
Research & development	402,753,000	379,492,000	6.1
Acquired in-process R&D	39,000,000	107,700,000	(63.8)
Selling, general & administrative(1)	1,685,886,000	978,008,000	72.4
Total Operating Cost and Expenses(1)	4,398,494,000	3,631,790,000	21.1
Operating earnings(1)	325,141,000	683,099,000	(52.4)
Net interest expense	38,384,000	52,221,000	(26.5)
Net foreign exchange loss	9,064,000	18,369,000	(50.7)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(132,542,000)	(177,251,000)	(25.2)
Other (income)/expense, net	(6,998,000)	5,303,000	n/m
Earnings Before Taxes	417,233,000	784,457,000	(46.8)
Taxes on earnings	170,590,000	192,192,000	(11.2)
Net Earnings	$246,643,000	$592,265,000	(58.4)
Net Earnings Excluding One-Time Charges, as described below(2)	$819,804,000	$770,973,000	6.3
Diluted Earnings Per Common Share	$0.16	$0.38	(57.9)
Diluted Earnings Per Common Share Excluding One-Time Charges, as described below(2)	$0.52	$0.49	6.1
Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,572,310,000	1,573,960,000

(1)
The significant increase in 2003 Selling, General and Administrative expenses; the increase in Total Operating Cost and Expenses; and the associated decrease in Operating Earnings were due to the one-time charge related to the anticipated settlement of the Ross enteral nutrition investigation, described in item #2 below.

(2)
Description of one-time charges: 2003 Net Earnings Excluding One-Time Charges exclude after-tax charges of $37 million or $0.02 per share for estimated in-process R&D related to the acquisitions of JOMED's coronary/peripheral interventional business and Spinal Concepts, and $536 million or $0.34 per share for the anticipated settlement of the Ross enteral nutrition investigation. 2002 Net Earnings Excluding One-Time Charges exclude after-tax charges of $82 million or $0.05 per share for acquired in-process R&D related to the acquisition of Biocompatibles' stent business and the Medtronic alliance, and $97 million or $0.06 per share for one-time charges related to the Good Manufacturing Practices (GMP) compliance enhancements in the diagnostics division.

NOTE:    See attached Q&A on second-quarter 2003 results for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
Six Months Ended June 30, 2003 and 2002
(unaudited)

	2003	2002	Percent Change
Net Sales	$9,304,098,000	$8,504,178,000	9.4
Cost of products sold	4,468,596,000	4,062,667,000	10.0
Research & development	808,780,000	736,173,000	9.9
Acquired in-process R&D	39,000,000	107,700,000	(63.8)
Selling, general & administrative(1)	2,682,091,000	1,869,694,000	43.5
Total Operating Cost and Expenses(1)	7,998,467,000	6,776,234,000	18.0
Operating earnings(1)	1,305,631,000	1,727,944,000	(24.4)
Net interest expense	75,674,000	105,107,000	(28.0)
Net foreign exchange loss	44,260,000	43,092,000	2.7
(Income) from TAP Pharmaceutical Products Inc. joint venture	(264,630,000)	(335,713,000)	(21.2)
Other (income)/expense, net	(20,829,000)	(496,000)	n/m
Earnings Before Taxes	1,471,156,000	1,915,954,000	(23.2)
Taxes on earnings	423,532,000	469,409,000	(9.8)
Net Earnings	$1,047,624,000	$1,446,545,000	(27.6)
Net Earnings Excluding One-Time Charges, as described below(2)	$1,620,785,000	$1,625,254,000	(0.3)
Diluted Earnings Per Common Share	$0.67	$0.92	(27.2)
Diluted Earnings Per Common Share Excluding One-Time Charges, as described below(2)	$1.03	$1.03	—
Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,570,364,000	1,576,541,000

(1)
The significant increase in 2003 Selling, General and Administrative expenses; the increase in Total Operating Cost and Expenses; and the associated decrease in Operating Earnings were due to the one-time charge related to the anticipated settlement of the Ross enteral nutrition investigation, described in item #2 below.

(2)
Description of one-time charges: 2003 Net Earnings Excluding One-Time Charges exclude after-tax charges of $37 million or $0.02 per share for estimated in-process R&D related to the acquisitions of JOMED's coronary/peripheral interventional business and Spinal Concepts, and $536 million or $0.34 per share for the anticipated settlement of the Ross enteral nutrition investigation. 2002 Net Earnings Excluding One-Time Charges exclude after-tax charges of $82 million or $0.05 per share for acquired in-process R&D related to the acquisition of Biocompatibles' stent business and the Medtronic alliance, and $97 million or $0.06 per share for one-time charges related to the Good Manufacturing Practices (GMP) compliance enhancements in the diagnostics division.

n/m = Percent change is not meaningful.

Q&A on second-quarter 2003 results

Q1)
What impacted Pharmaceutical Products Group sales for the quarter?

A1)
Strong sales in the Pharmaceutical Products Group were driven by robust U.S. pharmaceutical sales, which grew 26.8 percent during the quarter. U.S. sales were led by strong double-digit growth in Depakote, Flomax, TriCor, Kaletra and the U.S. launch of HUMIRA. In addition, the U.S. anti-infectives franchise grew 33.1 percent, driven by continued strength in Omnicef and double-digit growth in Biaxin resulting from focused sales and marketing efforts, as well as a favorable comparison to 2002 for Biaxin.

  Enthusiasm for HUMIRA among patients and physicians remains very high, and we continue to be pleased with the U.S. launch progress. As a result of strong prescription growth, 2003 worldwide sales expectations were raised from more than $200 million to more than $250 million at the Abbott R&D Update investor meeting in May. We continue to project worldwide sales in excess of $500 million in 2004 and peak-year sales of more than $1 billion for the rheumatoid arthritis indication alone.

  Sales from Abbott's international division grew 12.7 percent during the quarter. Pharmaceuticals led this growth (up 14.9 percent), driven by sales of Kaletra and clarithromycin, offset by lower-than-expected sales of Reductil. In Abbott International's hospital and nutritional segments, sevoflurane and adult nutritionals also experienced solid growth. The international division's sales were favorably impacted 8.4 percent due to exchange rates.

Q2)
What impacted Medical Products Group sales for the quarter?

A2)
Sales growth in the Medical Products Group was impacted by sales declines in certain segments of U.S. hospital products, Ross nutritional products and U.S. diagnostic products. These declines were partially offset by solid growth of Ultane and strong growth in Abbott's vascular pharmaceuticals and devices business.

  Sales of U.S. hospital products decreased during the quarter due in part to lower hospital admissions compared to the second quarter of 2002. As Abbott is a major supplier of hospital products, this decrease in demand impacted several business segments, including I.V. therapies and acute-care injectables. Renal pharmaceutical sales declined due in part to a difficult comparison with the second quarter of 2002, when sales increased more than 20 percent. With the vast majority of the market using Zemplar, growth rates for the renal pharmaceutical business are moderating, with full-year sales projected to grow in the high-single digits.

  Abbokinase is currently available in more than 1,000 hospitals as a therapeutic option. However, given the product's uptake, the division is now projecting Abbokinase sales this year of approximately $25 million to $35 million.

  Looking ahead, based on continuing growth of Ultane and the vascular business, a moderate recovery expected in hospital volumes, and the additional sales from newly acquired assets (JOMED and Spinal Concepts), the U.S. hospital products division is expected to return to double-digit growth in the second half of 2003.

  Ross continues to be impacted by soft economic conditions and pricing pressures in the institutional segment of medical nutritionals. In addition, the sales growth comparison in the quarter was negatively impacted by last year's divestitures of nonstrategic consumer businesses.

  Ross will begin shipping Ensure in new, break-resistant and re-closable bottles in July, which is expected to drive category expansion and increase market share. The depletion of retail inventories in anticipation of this launch negatively affected Ensure sales in the quarter. For the second half of

  2003, Ross expects overall sales to be flat to slightly up, due to continuing soft economic conditions as well as comparisons resulting from the aforementioned 2002 divestitures.

  Global diagnostics sales increased 2.9 percent, including a 7.3 percent benefit from exchange. U.S. diagnostic product sales continue to be impacted by the discontinuation of two lower-margin LCx products as well as market share erosion in the immunoassay business. MediSense performance was negatively impacted by a backorder situation that resulted during the transition of the older G2 strip manufacturing process to newer, updated manufacturing processes and procedures. As we emerge from this product availability situation, we project MediSense will deliver strong double-digit revenue growth in the third quarter. For the second half of 2003, the diagnostics division expects revenue to grow in the low- to mid-single-digit range.

Q3)
How did one-time charges impact comparisons?

A3)
One-time charges impacted the second quarter as follows (dollars in millions, except earnings-per-share data):

	2Q03			2Q02
	Earnings			Earnings
	Pretax	After Tax	EPS	Pretax	After Tax	EPS
As reported	$417	$247	$0.16	$784	$592	$0.38
Add back one-time items:
In-Process R&D	$39	$37	$0.02	$108	$82	$0.05
Diagnostics GMP compliance	—	—	—	$129	$97	$0.06
Anticipated Ross settlement	$622	$536	$0.34	—	—	—

Excluding one-time items	$1,078	$820	$0.52	$1,021	$771	$0.49

  Pretax impact of the one-time charges by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	2Q03				2Q02
	Cost of Goods Sold	In-Process R&D	SG&A	Total	Cost of Goods Sold	In-Process R&D	Total
In-Process R&D	—	$39	—	$39	—	$108	$108
Diagnostics GMP compliance	—	—	—	—	$129	—	$129
Anticipated Ross settlement	$8	—	$614	$622	—	—	—

Total	$8	$39	$614	$661	$129	$108	$237

  As mentioned in their respective announcements, the acquisitions of JOMED's coronary and peripheral interventional business and Spinal Concepts resulted in a one-time charge for estimated in-process R&D, which is subject to the completion of an external appraisal—expected to be concluded in the third quarter. Also, as previously disclosed, second-quarter results were impacted by charges related to the anticipated settlement of the Ross enteral nutrition investigation.

  Earnings results from the second quarter of 2002 were impacted by in-process R&D related to the acquisition of Biocompatibles' stent business and the Medtronic alliance, as well as charges related to the Good Manufacturing Practices (GMP) compliance enhancements in the diagnostics division.

Q4)
How did gross margin compare with the second quarter of 2002, and what is the outlook for the remainder of the year?

A4)
Gross margin was impacted by one-time charges in both periods, as detailed below (dollars in millions):

	2Q03		2Q02
	Cost of Products Sold	Gross Margin %	Cost of Products Sold	Gross Margin %
As reported (GAAP)	$2,271	51.9%	$2,167	49.8%
Anticipated Ross settlement	$(8)	0.2%	—	—
Diagnostics GMP compliance	—	—	$(129)	3.0%

Excluding one-time items	$2,263	52.1%	$2,038	52.8%

  Excluding one-time charges in both periods, the gross margin ratio was down primarily due to ongoing costs associated with our Good Manufacturing Practices (GMP) compliance enhancements related to the diagnostics division. We expect the gross margin ratio to improve by the fourth quarter from improved sales mix. The full-year average is expected to be in the low 50s as a percentage of sales, consistent with previous forecasts.

Q5)
What impacted SG&A and R&D in the quarter, and what is the outlook for the remainder of the year?

A5)
Second-quarter 2003 SG&A increased approximately 72 percent from the prior year due to the inclusion of $614 million from the anticipated Ross settlement charge noted above. Excluding this charge, SG&A increased nearly 10 percent from the second quarter of 2002, driven by continued investment in the launch of HUMIRA, as well as promotional spending on other marketed pharmaceutical products. The growth in SG&A investment is expected to continue at high levels in the third and fourth quarters of 2003.

  R&D investment this quarter increased more than 6 percent to support pipeline programs, such as the follow-on indications for HUMIRA, Phase III development of atrasentan and our neuroscience clinical programs. As discussed during the Abbott R&D Update investor meeting, we are investing in the development of a number of promising compounds in each of our major therapeutic areas of focus. R&D spending growth is expected to accelerate in the third and fourth quarters of 2003.

Q6)
Why did Net Interest Expense decline from the prior year?

A6)
Lower interest rates and a lower level of debt compared to the prior year reduced Net Interest Expense.

Q7)
What was the tax rate this quarter?

A7)
The tax rate in the second quarter for ongoing operations was 24.0 percent, consistent with previous guidance. One-time charges were tax-effected at a lower tax rate, as detailed below (dollars in millions):

	2Q03
	Pretax Income	Income Tax	Tax Rate
As reported	$417	$171	40.9%
One-time charges	661	88	13.3%

Excluding one-time charges	$1,078	$259	24.0%
Q8)
How did the TAP joint venture perform during the quarter, and what is the outlook for the second half of 2003?

A8)
TAP sales declined during the quarter, as previously forecasted, as a result of decreases in both Lupron and Prevacid sales. Lupron declined as overall market growth slowed due to pricing pressure in certain segments. TAP expects a return to modest growth for Lupron in the second half of 2003. Prevacid sales this quarter were negatively impacted by wholesaler buying patterns and stocking during the first quarter, as discussed at that time. Due to a strong first quarter, year-to-date Prevacid sales increased 5 percent. Demand for Prevacid remains high, with the entry of a generic omeprazole tracking according to TAP's expectations. Prevacid is maintaining its position as the most-prescribed proton pump inhibitor—with nearly 30 percent share in both new and total prescriptions. TAP continues to expect mid-single-digit sales growth for Prevacid for the full-year 2003. TAP does not expect any significant impact from the anticipated launch of an over-the-counter version of the proton pump inhibitor Prilosec (AstraZeneca).

  The income recorded on the Income from TAP Joint Venture line of the Consolidated Statement of Earnings declined due to lower sales and increased SG&A spending related to Prevacid. TAP continues to invest in sales and marketing to ensure longer-term Prevacid growth. Abbott's income contribution from TAP is expected to substantially increase from current levels in the second half of 2003, due to sales growth and slower growth in spending.

Q9)
How did foreign exchange impact the quarter?

A9)
Total corporate sales were favorably impacted by 3.7 percent due to exchange rates. The positive impact of exchange on pretax income was limited due to the hedging programs initiated in 2002 and early 2003. As indicated in the first quarter, these hedges were weighted more heavily in the first half of the year, and the positive impact to income will be higher in the second half of 2003, assuming the Euro remains at current levels.

  The Net Foreign Exchange Loss line of the earnings statement was $9 million in the second quarter of 2003, compared to $18 million in the second quarter of 2002, due to lower losses in Latin America, partially offset by costs of 2003 hedging programs, as discussed above.

Q10)
What is your earnings-per-share guidance for the full-year and third-quarter 2003?

A10)
Abbott maintains earnings-per-share guidance, excluding one-time charges, of $2.20 to $2.25 for the full-year 2003. The full-year earnings guidance excludes a one-time charge recorded in the second quarter of $0.34 per share for the anticipated settlement of the Ross enteral nutrition investigation, as well as a charge of $0.03 per share related to in-process research and development and integration costs associated with the previously announced acquisitions of JOMED's coronary and peripheral interventional business and Spinal Concepts, of which $0.02 per share was recorded in the second quarter. In accordance with the recently issued SEC Regulation G, Abbott notes that, including these one-time charges, projected earnings-per-share under GAAP for 2003 would be $1.83 to $1.88.

  For the first time, Abbott is providing earnings-per-share guidance of $0.52 to $0.54 for the third-quarter 2003, excluding the remaining one-time charge of $0.01 per share associated with the second-quarter acquisitions noted above. Including this one-time charge, projected earnings-per-share under GAAP for the third-quarter 2003 would be $0.51 to $0.53. Third-quarter 2003 guidance reflects a higher rate of overall sales growth than in the first six months, partially offset by continuing high R&D and SG&A investments, primarily in the pharmaceutical business. Growth in R&D investment is expected to increase significantly in the third quarter.

  As we have previously discussed, earnings growth is expected to be stronger in the second half of 2003, and particularly in the fourth quarter, due to the following: the continued ramp up of HUMIRA sales, including the international launch; accelerated sales growth across a number of marketed pharmaceutical products, molecular diagnostics and glucose monitoring products; the positive impact of foreign exchange; and improvements in TAP performance from increased sales and slower growth in spending.

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QuickLinks

  Exhibit 99.1
ABBOTT REPORTS 9.5 PERCENT SALES INCREASE IN THE SECOND QUARTER
Q&A on second-quarter 2003 results